                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            HARLEYSVILLE GROUP INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            HARLEYSVILLE GROUP INC.
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:


        ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------
    (3) Filing Party:

    ----------------------------------------------------------------------------
    (4) Date Filed:

    ----------------------------------------------------------------------------

[GRAPHIC OMITTED]

Walter R. Bateman
Chairman of the Board
President & CEO
355 Maple Ave.
Harleysville, PA 19438
(215) 256-5000
www.harleysvillegroup.com
                                 March 23, 2001


Dear Harleysville Group Inc. Stockholder:

         You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company's headquarters, 355 Maple Avenue, Harleysville, Pennsylvania on Wednesday, April 25, 2001, at 10:00 A.M.

         At the meeting, stockholders will vote on one scheduled item of business. That item and the vote the Board of Directors recommends are:

                   Item                                 Recommended Vote
                   ----                                 ----------------
         1. Election of three directors                      FOR


         We will also review Harleysville Group's 2000 performance and will be pleased to answer your questions about the Company. Enclosed with this proxy statement are your proxy card and the 2000 Annual Report.

         We look forward to seeing you on April 25, 2001. Whether or not you plan to attend the meeting in person, it is important that you complete and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.

                                   Sincerely,

                                   /s/ Walter R. Bateman
                                   -----------------------
                                       Walter R. Bateman

[GRAPHIC OMITTED]

Roger A. Brown
Secretary
355 Maple Ave.
Harleysville, PA 19438
(215) 256-5000
www.harleysvillegroup.com


                             HARLEYSVILLE GROUP INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 25, 2001


To the Stockholders of
  HARLEYSVILLE GROUP INC.

         The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:00 A.M., Wednesday, April 25, 2001 at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following purposes:

         1. To elect three Class A directors; and

         2. To transact such other business as may properly be presented.

         Your Board recommends a vote to elect the nominated directors.

         The Board of Directors has fixed the close of business on March 7, 2001 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

         For further information on the individuals nominated as directors, please read the proxy statement that follows.

         This notice, the proxy statement, the proxy card and the 2000 Annual Report to Stockholders are being distributed to stockholders on or about March 23, 2001.

                                    By Order of the Board of Directors,

                                    /s/ Roger A. Brown
                                    ------------------------------------
                                        Roger A. Brown

March 23, 2001
Harleysville, Pennsylvania

                                Table of Contents


ANNUAL MEETING OF STOCKHOLDERS                                               1
   Purpose of Proxy Statement                                                1
   Matters to be Voted Upon                                                  1
   Voting Procedures                                                         1
   Other Information                                                         2

BOARD OF DIRECTORS                                                           3
   Corporate Governance Practices                                            3
   Audit Committee Report                                                    5
   Audit Fees                                                                5

   Item 1.  Election of Directors                                            6
   Biographies of Director Nominees and Directors Continuing in Office       6
   Board and Committee Meetings                                              8
   Compensation of Directors                                                10
   Stock Acquisition Programs                                               10

OWNERSHIP OF COMMON STOCK                                                   12
   Table I - 5% Stockholders                                                12
   Table II - Beneficial Ownership of Directors & Executive Officers        13

REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE                  14
   Compensation Philosophy                                                  14
   Compensation Methodology                                                 14
   Chief Executive Officer Compensation                                     17
   Internal Revenue Code Impact                                             18

STOCK PERFORMANCE CHART                                                     19

SUMMARY COMPENSATION TABLE                                                  20

OPTION GRANTS IN 2000                                                       22

OPTION EXERCISES & YEAR-END VALUES                                          23

LONG TERM INCENTIVE PLAN                                                    23

PENSION PLANS                                                               24

TRANSACTIONS WITH HARLEYSVILLE MUTUAL                                       26

SECTION 16 REPORTING COMPLIANCE                                             27

APPENDIX A - AUDIT COMMITTEE CHARTER                                        28

                         ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

         The Board of Directors of Harleysville Group is soliciting your proxy for voting at the Annual Meeting of Stockholders to be held April 25, 2001 at the headquarters of the Company. This proxy statement has been mailed to stockholders on March 23, 2001.

Matters to be Voted Upon

         At the Annual Meeting, stockholders will vote on the election of three directors, Lowell R. Beck, Robert D. Buzzell and Joseph E. McMenamin.

         The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly presented at the meeting, your signed and dated proxy card authorizes Roger A. Brown, Bruce
J. Magee and Catherine B. Strauss to vote your shares in accordance with their best judgment.

Voting Procedures

Who May Vote

         Stockholders as of the close of business on March 7, 2001 (the Record
Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

How to Vote

         Stockholders may vote
         o In person at the meeting, or
         o By mail by completing and returning the proxy card.

Vote Needed for Election of Directors

         The three nominees for directors receiving the highest number of votes will be elected. As of the Record Date, Harleysville Mutual Insurance Company owned 16,609,386 shares (or approximately 57%) of Harleysville Group's outstanding stock. Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominated directors. As a result, the nominated directors will be elected regardless of the votes of the other stockholders.

Quorum to Transact Business

         A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of the Company's common stock, present in person or represented by proxy. As of the Record Date, 29,164,259 shares of Harleysville Group's common stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly signed and dated proxy card, you will be part of the quorum.

Voting of Shares via Proxy

         If you have submitted a properly executed proxy by mail and are part of the quorum, your shares will be voted as you indicate. If you sign, date and mail in your proxy card without indicating how it should be voted on the election of the directors, your shares will be voted in favor of the election of the three nominated directors. If you sign, date and mail your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card), your vote will be recorded as being withheld, but it will have no effect on the outcome of the election. Broker non-votes are not so included. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Revocation of Proxy

         If you later decide to revoke or change your proxy, you may do so by:
(1) sending a written statement to that effect to the Secretary of the Company; or (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Substantial Owners of Stock

         In addition to Harleysville Mutual, Dimensional Fund Advisers Inc. owns 5% or more of Harleysville Group common stock. Please see the chart on page 12 for more details.

Duplicate Proxy Statements and Cards

         You may receive more than one proxy statement, proxy card or annual report. This duplication will occur if your shares are registered in different names or your shares are in more than one type of account maintained by Mellon Investor Services, LLC, the Company's transfer agent. To have all your shares voted, please sign and return all the proxy cards you have received. If you wish to have your accounts registered in the same name(s) and address, please call Mellon Investor Services, LLC, at 1-800-851-9677, or contact Mellon through its website: www.mellon-investor.com.

Other Information

Stockholder Proposals

         An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than November 26, 2001. A stockholder must have been a registered or beneficial owner of at least 1% of the Company's outstanding common stock or stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the Annual Meeting is held. A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2002 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by February 5, 2002, or the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on said matter.

Expenses of Solicitation

         Harleysville Group pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or by other electronic means by Harleysville Group officers and employees, without their receiving additional compensation. Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Independent Public Accountants

         Representatives of KPMG LLP, the independent public accountants that audited Harleysville Group's 2000 financial statements, will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.


                               BOARD OF DIRECTORS

Corporate Governance Practices

         In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group follows certain governance practices regarding how the Board conducts its business and fulfills its duties. These practices are:

Board Size and Composition

         The Board presently consists of 8 directors comprised of 7 non-employee directors and one employee director. The Board believes that the Board should consist of at least 7 directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total individuals comprising the Boards of the two companies should be no more than 12. The Board further believes that of the maximum total board membership of 12, no more than 3 should be employee directors.

Qualifications of Directors

         The Board is responsible for identifying candidates to be directors. The Nominating and Corporate Governance Committee, with input from the Chairman and the Chief Executive Officer, screens director candidates. In overseeing the nomination of candidates for election, the Committee, and subsequently the Board, looks for those with the skills, time and motivation to serve as a director. The Committee seeks individuals with integrity, mature and independent judgment, analytical ability, objective and sound business judgment, familiarity with issues important to the Company, absence of conflicts of interest, ability to work with others and social consciousness, among other characteristics. There are currently no relationships between a non-employee director and Harleysville Group or any other entity that would be construed as compromising the independence of any director.

Director Retirement

         It is Board policy that an employee director should resign as a director upon resignation or retirement from employment with Harleysville Group, unless the Nominating and Corporate Governance Committee requests the individual to remain as a director. Each director, pursuant to the by-laws of the Company, must retire from the Board at the next annual meeting following his or her 72nd birthday.

Stock Ownership

         Each director is expected to have a significant investment in the Company's common stock. To assist in this goal, the Company, with stockholder approval, grants stock options and offers a stock purchase plan to directors (see pages 10 and 11 for details).

Leadership

         The Board retains the right to exercise the judgment to combine or separate the offices of the Chairman of the Board and the Chief Executive Officer. Currently, the Chairman of the Board is also the Chief Executive Officer.

Performance Evaluations

         The non-employee directors of the Company meet each year to review the Chief Executive Officer's performance. Each such director prepares a written evaluation of the Chief Executive Officer's performance which is submitted to the Chairman of the Compensation and Personnel Development Committee who compiles a report of the views of the non-employee directors. The non-employee directors then meet in an executive session to discuss the Chief Executive Officer's performance and to agree on the content of the appraisal which the members of the Compensation and Personnel Development Committee later review with the Chief Executive Officer.

         In addition, the Nominating and Corporate Governance Committee conducts an assessment of the Board's effectiveness each year and makes a report on that subject to the Board, along with any recommendations to modify the Company's Corporate Governance Practices.

Director Compensation

         Annually, Harleysville Group's management presents a report to the Compensation and Personnel Development Committee that compares the compensation of Harleysville Group's Board to compensation of directors at peer companies, which are benchmarks for the Company's financial performance.

Board Agendas and Meetings

         The Chairman and Chief Executive Officer establishes the agendas for Board meetings, but each director is free to suggest items for the agenda, and each director is free to raise subjects at any Board meeting that are not on the agenda for that meeting. The Executive Committee of the Board reviews and approves Harleysville Group's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Outside Directors

         The non-employee directors meet in executive sessions to review the performance of the Chief Executive Officer and to review recommendations of the Compensation and Personnel Development Committee concerning compensation for the employee directors.

Audit Committee

         The Audit Committee, which adopted a charter in 1999 and revised it in 2000, consists of three members, all of whom satisfy the definition of independent directors established by both the Nasdaq Stock Market and state insurance regulatory requirements. All members are financially knowledgeable as prescribed by the Nasdaq Stock Market. The Audit Committee Charter is found at Appendix A on page 28.


Audit Committee Report

         Prior to the release of the Company's financial statements for 2000, which are contained in the Company's Annual Report, the Audit Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standard No. 61. The Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed KPMG's independence with KPMG. Based on the review of the financial statements and discussions with management and KPMG as described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000.

         Joseph E. McMenamin, Chairman
         Lowell R. Beck
         Michael L. Browne

Audit Fees

         KPMG, the Company's independent auditor for 2000 and 2001, rendered the following services and billed the following fees for fiscal 2000.

             ------------------------------------------- -----------------
                                  Services                      Fees
             ------------------------------------------- -----------------

             Audit                                            $212,000
             ------------------------------------------- -----------------
             Financial Information Systems Design and
             Implementation                                       0
             ------------------------------------------- -----------------

             Other                                            $ 48,000
             ------------------------------------------- -----------------

         The Audit Committee has determined that the rendering of "other" services, which predominantly were for audits of benefit plans and audits of insurance operations in accordance with statutory accounting principles required by insurance regulatory authorities, is compatible with KPMG maintaining its independence.

Item 1.  Election of Directors

         Harleysville Group's Board of Directors currently consists of 8 directors. Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee's election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee's reaching age 72. The Board of Directors is divided into three classes. The current three-year terms of Class A, B and C directors expire in the years 2001, 2003 and 2002, respectively.

         Three Class A directors are to be elected at the 2001 Annual Meeting. The nominees are:

-------------------------------- ---------------------------- ---------------------------- ---------------------------
             Name                            Age                    Director Since          Year Term will Expire if
                                                                                                    Elected
-------------------------------- ---------------------------- ---------------------------- ---------------------------
Lowell R. Beck                               66                           1996                         2004
-------------------------------- ---------------------------- ---------------------------- ---------------------------
Robert D. Buzzell                            67                           1992                         2004
-------------------------------- ---------------------------- ---------------------------- ---------------------------
Joseph E. McMenamin                          68                           1999                         2004
-------------------------------- ---------------------------- ---------------------------- ---------------------------

Your Board of Directors recommends a vote "FOR" the Nominated Directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

         Directors continuing in office are:

-------------------------------- --------------- ----------------------- ---------------------- ----------------------
             Name                    Class                Age               Director Since            Year Term
                                                                                                     Will Expire
-------------------------------- --------------- ----------------------- ---------------------- ----------------------
Michael L. Browne                      B                   54                    1986                   2003
-------------------------------- --------------- ----------------------- ---------------------- ----------------------
Frank E. Reed                          B                   66                    1986                   2003
-------------------------------- --------------- ----------------------- ---------------------- ----------------------
Jerry S. Rosenbloom                    B                   61                    1999                   2003
-------------------------------- --------------- ----------------------- ---------------------- ----------------------
Walter  R. Bateman                     C                   53                    1992                   2002
-------------------------------- --------------- ----------------------- ---------------------- ----------------------
Mirian M. Graddick                     C                   46                    2000                   2002
-------------------------------- --------------- ----------------------- ---------------------- ----------------------

Biographies of Director Nominees and Directors Continuing in Office

         Mr. Beck was elected a director of Harleysville Group in 1996. From 1982 until his retirement in 1996, Mr. Beck was President and Chief Executive Officer of the National Association of Independent Insurers, an insurance industry trade group headquartered in Des Plaines, Illinois. Prior to 1982, he served in various executive capacities with the American Bar Association in Chicago, Illinois. For the past year, he has been of counsel to the law firm of Stone and Moore, Chicago, Illinois.

         Dr. Buzzell was elected a director of Harleysville Group in 1992 and Harleysville Mutual in 1991. Dr. Buzzell is currently Distinguished Visiting Professor of Marketing at Georgetown University where he began teaching in 1998. From 1993 to 1998, he was Distinguished Professor of Marketing, George Mason University, School of Business Administration, Fairfax, Virginia. Prior to that position, he was Sebastian S. Kresge Professor of Business Administration at Harvard University, Graduate School of Business Administration. Dr. Buzzell currently serves on the Board of Directors of VF Corporation.

         Mr. McMenamin became a director of Harleysville Group and Harleysville Mutual in 1999. Mr. McMenamin was President and Chief Operating Officer of the Keystone Insurance Companies, Philadelphia, Pennsylvania from 1983 until he retired in 1996. He served as a Board member of the Keystone Insurance Companies until December 1998 when he joined the Harleysville boards.

         Mr. Browne was elected a director of Harleysville Group in 1986. From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania. In 1983, Mr. Browne joined the law firm of Reed Smith, LLP, in Philadelphia, Pennsylvania, as a partner. He was a managing partner of its Delaware Valley regional office from January 1993 until December 2000 when he became head of Reed Smith's international insurance practice.

         Mr. Reed was elected a director of Harleysville Group in 1986 and has been a director of Harleysville Mutual since 1985. From 1984 to March 1990, Mr. Reed served as President and Chief Operating Officer of First Pennsylvania Corporation and First Pennsylvania Bank, Philadelphia, Pennsylvania. Beginning in March 1990, as a result of a merger between First Pennsylvania Corporation and CoreStates Financial Corp., Mr. Reed became President and Chief Executive Officer of CoreStates Philadelphia National Bank. Mr. Reed retired from that position in March 1995. Mr. Reed was Chairman of the Board and a director of 360(degree) Communications Company until its merger in July 1998 with Alltel Corporation, of which he is now a director.

         Dr. Rosenbloom, who has been a director of Harleysville Mutual since 1995, became a director of Harleysville Group in 1999. Dr. Rosenbloom is the Frederick H. Ecker Professor of Insurance and Risk Management at the Wharton School of the University of Pennsylvania, a position he has held since 1978. He also served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994. Dr. Rosenbloom is a director of Mutual Risk Management, Ltd., and Annuity and Life Re and a trustee of Century Shares Trust (a mutual fund).

         Mr. Bateman, who was elected Chairman of the Board of both Harleysville Group and Harleysville Mutual in 1998, has served as a director of Harleysville Group and Harleysville Mutual since 1992 when he was also elected President and Chief Operating Officer of both companies. Mr. Bateman was elected Chief Executive Officer of Harleysville Group and Harleysville Mutual, effective January 1, 1994. From 1988 to 1991, Mr. Bateman was in charge of field operations for Harleysville Group and Harleysville Mutual. He was Executive Vice President of both companies and responsible for all insurance operations from 1991 to 1992.

         Ms. Graddick was elected a director of Harleysville Group in February 2000. She is Executive Vice President for human resources of the AT&T Corp., Basking Ridge, New Jersey, a position she assumed in March 1999. Previously, she had been Vice President with various human resource responsibilities since 1994. Prior to that, she held various executive positions with AT&T, where she commenced working in 1981.

Board and Committee Meetings

         The Board met 7 times in 2000. A description of each standing Board Committee follows the table of members and meetings. Each director has attended at least 75% of all Board and Committee meetings on which he or she served.

                   BOARD COMMITTEE MEMBERS & MEETINGS IN 2000

------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
        Name                      Audit      Compensation        Coordinating      Executive     Finance       Nominating
                                                  &                                                                &
                                              Personnel                                                        Corporate
                                             Development                                                       Governance
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Walter R. Bateman                                                                     X*           X*
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Lowell R. Beck                     X                                 X                                            X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Michael L. Browne                  X              X                  X                X                           X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Robert D. Buzzell                                 X                                                               X*
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Mirian M. Graddick                                X                  X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Joseph E. McMenamin                X*                                                              X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Frank  E. Reed                                                       X*               X            X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Jerry S. Rosenbloom                               X*                                  X
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------
Number of Meetings in 2000         4              5                  1                3            5              4
------------------------------- --------- ------------------ ------------------- ------------- ----------- ----------------

* Denotes Chairperson of the Committee.

The Audit Committee:

         o oversees corporate accounting policies, reporting practices, and quality and integrity of the financial reports;

         o reviews the financial information that is provided to shareholders, potential shareholders, policyholders, regulatory authorities and others;

         o insures free and open communication between the directors, independent auditors, internal auditors and the Company's financial management; and

         o performs other specific duties to accomplish the above as set forth in its charter which is Appendix A on page 28 of this Proxy Statement.

The Compensation and Personnel Development Committee:

         o  reviews and determines compensation policies;

         o  reviews and recommends executive compensation changes;

         o establishes awards under and determines participants in the Equity Incentive Plan, the Senior Management Incentive Compensation Plan and the Long Term Incentive Plan; and

         o oversees Harleysville Group's management development and succession program.

The Coordinating Committee:

         o reviews material transactions between Harleysville Group and Harleysville Mutual; and

         o is currently composed of two individuals who are solely Harleysville Group directors and three individuals who are solely Harleysville Mutual directors plus a chairperson who is on the board of both companies. No material inter-company transaction can occur until both a majority of Harleysville Group directors and a majority of Harleysville Mutual directors on the Committee approve a transaction. The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

The Executive Committee:

         o meets during the intervals between meetings of the Board of Directors and has the right and authority to exercise the full powers of the Board of Directors.

The Finance Committee:

         o  establishes overall investment policies and guidelines; and

         o  reviews and approves investments made by Harleysville Group.

The Nominating and Corporate Governance Committee:

         o considers and recommends nominees to the Board for election as a director;

         o assesses the effectiveness of the Board and corporate governance practices; and

         o will consider recommendations for nominees from stockholders who submit such recommendations in writing to the Secretary of Harleysville Group.

Compensation of Directors

         Employee directors receive no additional compensation for serving on the Board or a Committee.

         Non-employee directors receive the following fees:

------------------------------------------------------------ ------------------------ -------------------------------
                   Type of Compensation                         As of April 2000             As of April 2001
------------------------------------------------------------ ------------------------ -------------------------------
Annual Retainer                                                      $21,000                     $21,000
------------------------------------------------------------ ------------------------ -------------------------------
Board Attendance Fee per Meeting                                     $ 1,250                     $ 1,250
------------------------------------------------------------ ------------------------ -------------------------------
Committee Attendance Fee per Meeting                                 $ 1,000                     $ 1,000
------------------------------------------------------------ ------------------------ -------------------------------
Attendance Fee for Additional Meetings per Day                       $   650                     $ 1,000
------------------------------------------------------------ ------------------------ -------------------------------
Annual Retainer for Committee Chair                                  $ 4,000                     $ 6,000
------------------------------------------------------------ ------------------------ -------------------------------


Non-employee directors are reimbursed for out-of-pocket expenses. A non-employee director who serves on both the Harleysville Group and Harleysville Mutual Boards receives only one retainer and, if the Boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee. In either case, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.


Stock Acquisition Programs

Directors' Stock Option Programs

          In 1990, Harleysville Group adopted the 1990 Directors' Stock Option Program (the "1990 Program"), which provided for the issuance of an aggregate of 94,500 shares of common stock, subject to adjustment for stock splits or other changes. Under the 1990 Program, non-qualified stock options to purchase 6,300 shares were awarded to all non-employee directors of Harleysville Group and Harleysville Mutual during the period 1990 through May 1994. The options vested and became exercisable at the rate of 20% per year of active Board service. The option price per share is 100% of the fair market value of a share of common stock on the date of grant and the term of each option is ten years. The 1990 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee had no discretion with regard to the eligibility or selection of directors to receive options under the 1990 Program, the number of shares of stock subject to such options under the 1990 Program, or the purchase price thereunder. On February 1, 2001, there were 6,300 shares subject to such options outstanding under this program and the exercise price is $10.25 per share. The 1990 Program does not provide for stock appreciation rights.

         In 1994, Harleysville Group adopted the 1995 Directors' Stock Option Program (the "1995 Program"), which provided for the issuance of an aggregate of 130,000 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1990 Program, the 1995 Program superseded the 1990 Program. Under the 1995 Program, on May 24, 1995, each non-employee director of Harleysville Group and Harleysville Mutual received a one-time grant of 10,000 non-qualified stock options, less the amount of non-vested options, if any, under the 1990 Program on May 24, 1995 at the then fair market value and option price of $12.50. A newly elected non-employee director or an employee director who became a non-employee director of Harleysville Group or Harleysville Mutual received a one-time grant of 10,000 non-qualified stock options at the first May Board meeting following his or her election or becoming a non-employee director. The total number of options granted to date is 122,440 and currently 77,040 are still outstanding. The options vest at the rate of 20% per year of active Board service with the first 20% vesting as of the date of grant, although no option is exercisable until six months after the date of grant. The term of each option is ten years. The 1995 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors to receive options under the 1995 Program, the number of shares of stock subject to such options under the 1995 Program, or the purchase price thereunder. The 1995 Program does not provide for stock appreciation rights.

         In 1999, Harleysville Group adopted the Year 2000 Directors' Stock Option Program (the "Y2000 Program"), which provides for the issuance of an aggregate of 123,500 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1995 Program, the Y2000 Program supersedes the 1995 Program. Under the Y2000 Program, at each May Board meeting from 2000 through 2004, each non-employee director of Harleysville Group and Harleysville Mutual will receive a grant of 2,500 non-qualified stock options, less the amount of options each may have, if any, under the 1995 Program that vest in that year, at the current fair market value. 16,500 options were granted in May 2000 at an exercise price of $16.31 per share with 107,000 options remaining to be awarded. The options will vest immediately, although no option is exercisable until six months after the date of grant. The term of each option is ten years. The Y2000 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors subject to such options under the Y2000 Program, the option price thereunder or the number of shares granted to a director each May. The Y2000 Program does not provide for stock appreciation rights.

Directors' Equity Award Program

         Each Harleysville Group Board member who was a Board member on April 25, 1996 and remained an active Board member on August 28, 1996 received a grant of 5,646 shares of Harleysville Group common stock restricted against transfer and subject to forfeiture until the first to occur of his or her retirement from the Board after attaining age 72, death or disability. A total of 45,168 shares were awarded to eight directors who possess the right to vote the shares and receive dividends thereon. Concurrently, the Board determined that it would no longer elect any current or future director as a Director Emeritus. Formerly, a director of Harleysville Group, upon ceasing to be a Board member as of the annual meeting following attainment of age 72, in accordance with the by-laws, was eligible to be elected a Director Emeritus for up to three one-year terms. Director Emeriti were paid a retainer and attendance fees for attendance at the Board meetings with re-election being contingent upon satisfactory attendance at the Board meetings. Directors' current holdings of restricted stock are set forth on the chart on page 13.

Directors' Stock Purchase Plan

         In 1996, Harleysville Group adopted the Directors' Stock Purchase Plan, which permits non-employee directors of Harleysville Group and Harleysville Mutual to purchase Company stock at the lower of 85% of the fair market value of the shares at the start or end of a six-month subscription period, which runs from July 15 to January 14, and January 15 to July 14. Directors are permitted to contribute, through withholding from fees or a lump sum payment, up to $20,000 per subscription period with the number of shares, including fractional shares, purchased being equal to the dollar amount contributed, divided by the purchase price. Two hundred thousand shares of Harleysville Group common stock have been reserved for this program. During the nine subscription periods since its inception, a total of 68,804 shares have been purchased by directors. The Plan provides for up to 20 subscription periods.


                            OWNERSHIP OF COMMON STOCK

                            Table I - 5% Stockholders

Those persons owning more than 5% of Harleysville Group stock as of December 31, 2000 are set forth below. On that date there were 29,001,852 shares of Harleysville Group stock held by stockholders.

------------------------------ ---------------------------- -------------------------- ------------------ -----------
      Name and Address              Voting Authority               Dispositive          Total Amount of     Percent
                                                                    Authority             Beneficial           of
                                                                                           Ownership          Class
                               --------------- ------------ --------------- ----------
                                    Sole         Shared          Sole        Shared
------------------------------ --------------- ------------ --------------- ---------- ------------------ -----------
     Harleysville Mutual         16,609,386                   16,609,386                  16,609,386        57.3%
      Insurance Company
      Harleysville, PA
            19438
------------------------------ --------------- ------------ --------------- ---------- ------------------ -----------

      Dimensional Fund
       Advisers, Inc.             1,754,544                    1,754,544                    1,754,544         6.0%
       1299 Ocean Ave.
   Santa Monica, CA 90401
------------------------------ --------------- ------------ --------------- ---------- ------------------ -----------

        Table II - Beneficial Ownership of Directors & Executive Officers

This table shows Harleysville Group stock holdings of Directors, Nominees, Named Executive Officers (who are the CEO and the next four most highly paid executive officers) and all executive officers as a group as of February 15, 2001. Please see the Summary Compensation Table on page 20 for titles of the executive officers. The "aggregate number of shares beneficially owned" listed in the second column includes the numbers listed in the third and fourth columns. For a description of the Restricted Stock owned by Directors, please see the Directors' Equity Award Program on page 11. On February 15, 2001, there were 29,151,679 shares of Harleysville Group stock held by stockholders.

----------------------------------------- ----------------- --------------- ------------------ -----------------
                  Name                       Aggregate         Right to       Number of            Percent of
                                               Number          Acquire        Shares of              Shares
                                              of Shares      w/in 60 days     Restricted          (less than 1%
                                            Beneficially      (number of      Stock Owned            unless
                                               Owned           shares)                             indicated)
----------------------------------------- ----------------- --------------- ------------------ -----------------
Walter R. Bateman                             234,501          165,328            5,646
----------------------------------------- ----------------- --------------- ------------------ -----------------
Lowell R. Beck                                 15,457           10,500              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
Michael L. Browne                              23,103           12,500            5,646
----------------------------------------- ----------------- --------------- ------------------ -----------------
Robert D. Buzzell                              27,359           17,540            5,646
----------------------------------------- ----------------- --------------- ------------------ -----------------
Mirian M. Graddick                              4,549            2,500              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
Joseph E. McMenamin                             9,569            6,500              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
Frank E. Reed                                  31,684           12,500            5,646
----------------------------------------- ----------------- --------------- ------------------ -----------------
Jerry S. Rosenbloom                            31,223           10,500            5,646
----------------------------------------- ----------------- --------------- ------------------ -----------------
Mark R. Cummins                                89,697           80,755              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
Bruce C. Bassman                               6,909             2,500              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
M. Lee Patkus                                 12,603             4,000              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
Bruce J. Magee                                 75,013           57,815              0
----------------------------------------- ----------------- --------------- ------------------ -----------------
All directors & executive officers as a
group (18)                                    770,743          544,460           35,037              2.6%
----------------------------------------- ----------------- --------------- ------------------ -----------------

Disclaimer of Beneficial Ownership

         The following directors and officers disclaim beneficial ownership of certain shares included in the totals above: Michael Browne disclaims beneficial ownership of 130 shares held by him as custodian for a minor child.

           REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE

Compensation Philosophy

         The Compensation and Personnel Development Committee of the Board of Directors (the "Compensation Committee"), which consists entirely of outside directors as defined in Section 162(m) of the Internal Revenue Code, has established a management compensation program designed to further the attainment of the Company's strategic goals of growth and profitability and thus enhance shareholder value. In order to achieve these strategic goals, the Company has identified four principles to guide its compensation program. The program is designed to:

o        Attract, retain and motivate talented executives;
o        Reward competencies and behaviors critical to the Company's success;
o Offer total compensation levels that are consistent with the performance of the executive measured against other executives both within the Company and within the industry; and
o Focus executives on performance goals and measures that are the key to the Company's success by providing variable compensation programs linked to creation of shareholder value.

Compensation Methodology

         The Harleysville Group compensation program is designed to enable Harleysville Group to fairly compete for talented and experienced staff with companies of similar size whether publicly or privately held. Data from many different insurance and other companies are employed to determine proper competitive compensation levels for an organization the size of Harleysville. As a result, the group from which data are gathered and used is not the same as the peer group represented on the Stock Performance Charts which includes all Nasdaq Stock Market traded property/casualty companies regardless of size, or other characteristics, although data from many of the same companies may be employed.

         Total compensation is comprised of fixed compensation (annual base salary), variable compensation (annual and long term incentive plans) and stock options. Prior to 2000 in determining total compensation, Harleysville Group targeted fixed compensation at the market median, while total target compensation was targeted at the midpoint of the second quartile. In 2000, the market was reviewed and total target compensation was retargeted at the 50th percentile. This total compensation target is designed to enable the organization to attract and retain high-performing executives and to reward above average performance, while a flexible mix between base salary and variable compensation permits higher potential of pay for those positions where performance results are highly measurable and where the value of those results to the Company is clear and significant. In exceptional cases, for the purpose of attraction, retention or incenting of specific employees, stock appreciation rights or restricted stock may be awarded as well.

           The specific components of the compensation program and how they function are described below:

o        Base Salary

                  Consistent with the compensation philosophy, annual base salary is designed to be competitive within the industry. Each position in the Company is placed in an appropriate paygrade whose midpoint level is set at the median pay for that position when compared to the industry on a size adjusted basis. A salary range based on the midpoint is developed for that paygrade. An individual officer's salary within his or her paygrade is determined each November for the following year and is based on a combination of his or her individual performance and that of the Company, the weightings of which may change from year to year. To evaluate Company performance, the Compensation Committee compares the Company's overall corporate performance against the insurance industry in terms of comparison of return on equity, combined ratio and premium growth. The term combined ratio is a standard term of measurement in the property/casualty insurance industry and means the ratio produced by adding (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums and (2) the ratio of underwriting expenses to net written premium. The figure then is expressed as a percentage.

o        Annual Incentive Compensation

                  The Company each year adopts targets under its Senior Management Incentive Compensation Plan in order to direct executive officer attention to the attainment of significant annual corporate goals. For the 2000 Plan, the goals included: combined ratio goals for the entire Harleysville organization's property/casualty operations; a return on equity goal; a premium growth goal; and service and processing timeliness goals. The weightings for each factor were: combined ratio 40%; return on equity 30%; premium growth 15%; and service and processing goals 15%. The Plan is designed to pay a target award at a level of 15% to 40% of annual salary depending on position when the target goals are achieved. Payouts may be as large as 200% of the target award if actual performance exceeds the target. Consistent with the Compensation Committee's philosophy, the size of the award range is determined for the Chief Executive Officer specifically and executive officers generally based on an analysis of the appropriate competitive total compensation package that is typically available for executive officers of a property/casualty insurance company of similar size. There is no payout under the Plan unless the combined after-tax net income as reported on the Combined Annual Statement of Harleysville Mutual Insurance Company and its affiliated property/casualty insurers plus after-tax net income resulting to Harleysville Group from management agreements is at least 2% of the combined net earned premium as shown on such statement. The Combined Annual Statement is a financial statement required to be filed with state insurance regulatory authorities. It includes financial information on a combined basis for all property/casualty insurance companies owned by Harleysville Group and Harleysville Mutual. The payouts for 1998, 1999 and 2000 reflect that all the target goals were not fully attained in those years. For 2000, the Company adopted distinct goals for the Chief Investment Officer that provide incentives for investment performance in addition to corporate performance goals. The goals and the weightings for each are 10% for combined ratio; 30% for return on equity; 15% for fee income revenue; 25% for equity investment performance; and 20% for fixed income investment performance.

o        Long Term Incentive Compensation

                  The Company also established a Long Term Incentive Plan designed primarily to reward those senior executive officers of Harleysville Group involved in establishing the Company's strategy for the attainment of long term return on equity goals. Since the Plan's inception in 1988 and up to and including the Plan period beginning in 1999, target goals were set each year for the next four-year period. Awards were designed to provide payments at the end of each successive four-year performance period in an amount that is a percentage of each participant's salary at January 1st of the first year of each period, with the amount of payment dependent upon a combination of Harleysville Group's annual rate of return on equity ("ROE") and direct written premium growth over the four-year period. Potential target awards for each year were designed to range from 15% to 45% of a participant's salary depending upon officer level. A target amount is payable if Harleysville Group's average ROE exceeds certain levels of targeted ROE. There is a maximum payment of 150% of target award if Harleysville Group's ROE exceeds certain higher levels of targeted ROE. If ROE falls between the target level and the maximum level, then the amount of the award is prorated accordingly. Once an ROE of 8% is achieved, an additional incentive award based on direct written premium growth takes effect. If less than the targeted level of ROE is reached, a reduced percentage of the target award may be granted. In the event that ROE falls below a stated level, a negative percentage of the target award will be assessed, and previously credited awards will be proportionately reduced. Under the terms of the Long Term Incentive Plan, the Compensation Committee retains discretion, subject to Plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes. Awards, if earned, are paid in cash at the end of the four-year performance period. Cash payments made under awards for the four-year periods 1995-1998, 1996-1999 and 1997-2000 are reported in the Summary Compensation Table on page 20 under the years 1998, 1999 and 2000 respectively, although paid in the following year. The size of the award opportunity was determined for the Chief Executive Officer specifically and executive officers generally based on the same factors referenced under Annual Incentive Compensation above. The actual payout under the Plan for the four-year period ending in 2000 is 111.2% of target for Mr. Bateman and the other Named Executive Officers who participate. This payout level was based on the ROE being significantly higher than the target return for two of the four years, i.e., 1997 and 1998.

                  In 2000, and for the last three years of the 1999-2002 plan, the Plan was changed with stockholder approval in order to help achieve the desired total compensation target. It became a three-year plan and the award, which has both a cash and stock component that can vary by participant, is based on relative total shareholder return ("TSR"), the components of which include both change in stock price and imputed dividend reinvestment, compared to a universe of at least 50 property/casualty stocks. The target award, which ranges from 30% to 200% of base salary at the beginning of the period, is payable if the TSR is at the 50th percentile. A maximum award of 150% of target is paid if the TSR is at the 80th percentile or higher while a minimum award of 50% of target is paid if the TSR is at the 35th percentile. No award is paid if the TSR is below the 35th percentile. TSR falling between the 35th and 50th percentiles and between the 50th and 80th percentiles will be interpolated to determine the size of the award.

                  See the chart on page 23 for further information on awards under this Plan.

o        Stock Options

                 Pursuant to the terms of the Equity Incentive Plan, each year the Compensation Committee grants stock options to officers and key employees of Harleysville Group. Because stock option grants are a component of a compensation target, these awards do not take into account options already held by the officer. Awards are based on an objective formula that seeks to achieve, in combination with the other components of compensation, the total compensation target established by the Compensation Committee for the paygrade level of the executive position. The Compensation Committee generally uses the Black-Scholes option value method to determine the value of the stock option grant component of compensation and awards the number of stock options whose total value equals the target amount. In 2000, because of the volatility of the stock market, grants were kept at the same level as in 1998 and 1999 to maintain a competitive compensation target. Based upon the recommendation of the chief executive officer, an officer may not receive a grant award in any one year or may receive a lesser grant if that officer's performance for the prior year does not meet expectations. However, in order to receive stock options at a level necessary to keep total compensation at the target level, executive officers above a certain level, including Mr. Bateman and all Named Executive Officers, must own an annually increasing number of shares of Harleysville Group stock, which for Mr. Bateman and the Named Executive Officers annually is the number of shares equal in value to 10% of a figure equal to 90% of the salary grade midpoint for the Named Executive Officer. In 2000, all such officers owned at least the required minimum number of shares. The stock option grants to the Named Executive Officers in 2000 are set out on the Summary Compensation Table on page 20 and the Option Grant Table on page 22. All stock options granted under the Equity Incentive Plan in 2000, as well as in 1999 and 1998, have been non-qualified options receiving no special tax benefit, have an exercise price equal to the fair market value of a share of common stock on the date of grant, have a term of 10 years and vest at the rate of 50% each on the first and second anniversary dates of award, except that options become immediately exercisable upon an optionee's retirement, death or disability. Retired optionees, age 61 and younger, may exercise the options within one year of retirement, and retired optionees, age 62 and older, may exercise the options granted prior to May 1997 within 2 years after retirement and may exercise the options granted May 1997 and after within 5 years after retirement, if the options do not otherwise expire. The exercise price may be paid by delivery of already owned shares. The Compensation Committee may, in its discretion, accelerate the exercisability of options in the event of a merger, consolidation or other change in control of Harleysville Group. The Company has never repriced stock options and has no current intention to do so.

Chief Executive Officer Compensation

         Mr. Bateman's compensation for 2000 as set forth in the Summary Compensation Table on page 20 was based on the factors set forth above. His total compensation, composed of base salary, annual incentive compensation, long-term compensation and stock option grants, reflects both a target compensation package commensurate with similar officers within the insurance industry peer group as well as an evaluation of his personal and company performance on both a qualitative and quantitative basis.

         Mr. Bateman's base salary paid in 2000 was determined in November 1999 based upon a review of Mr. Bateman's performance and the Company's results in 1999. Although net written premiums increased 5.6% with total revenues increasing 5.8%, net income declined 37% as a result of, primarily, soft commercial lines pricing and a number of natural catastrophes.

Other key performance indicators were also negative. The combined ratio increased 4.6 points to 107.8% while ROE decreased to 8.6%. Diluted operating earnings decreased from $1.82 per share in 1998 to $1.10 per share in 1999. Stockholders equity decreased from $529.7 million to $526.9 million, although book value increased from $18.17 to $18.29 per share. On the qualitative side, the Committee recognized Mr. Bateman's immediate efforts to address the causes of the earnings issues. Accordingly, the Committee awarded Mr. Bateman a 3.5% increase for 2000.

         Mr. Bateman's annual incentive compensation plan payout of $145,492 for 2000 was based on a formula that reflected attainment of 65% of the ROE award goal; 0% of the premium growth award goal; 81% of the service award goals; and 103% of the combined ratio award goal. Likewise, the payout of $194,731 for the long term incentive plan for the period 1997 through 2000 was based on the attainment of significantly higher than target ROE in 1997 and 1998. Finally, the award of stock options in May 2000 was based on the appropriate formula applied to Mr. Bateman's salary paygrade.


Internal Revenue Code Impact

         Internal Revenue Code Section 162(m) imposes conditions on the full deductibility of compensation in excess of $1 million. The Compensation Committee has reviewed, and continues to review, the potential consequences to the Company of this section. This section had no impact on the Company in 2000, and it is not expected to have any impact on the Company in 2001 inasmuch as the compensation levels other than from stock option exercises are below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m).

Submitted by the Compensation & Personnel Development Committee of the Board of
Directors:

         Jerry S. Rosenbloom, Chairperson
         Michael L. Browne
         Robert D. Buzzell
         Mirian M. Graddick

                             STOCK PERFORMANCE CHART

         The following graph shows changes over the past 5-year period (all full calendar-year periods) in the value of $100 invested in (1) Harleysville Group common stock; (2) the Nasdaq Stock Market index; and (3) the Peer Group index. All values are as of the last trading day of each year.


            Comparison of 5-Year Cumulative Total Stockholder Return

                               [GRAPHIC OMITTED]

                       1995    1996     1997      1998      1999     2000
                       ----    ----     ----      ----      ----     ----
Harleysville Group     100     97.0     156.2     171.6     97.5     206.5
Nasdaq                 100    123.0     150.7     212.5    394.9     237.6
Peer Group             100    109.6     165.7     141.5    106.6     137.8


         The year-end values of each investment shown in the preceding graph is based on share price appreciation plus dividends, with the dividends reinvested as of the day such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

         The graph was prepared by the Center for Research in Security Prices ("CRSP"). The Nasdaq Stock Market index includes all U.S. Companies in the Nasdaq Stock Market and the Peer Group index includes 68 Nasdaq Company stocks in SIC Major Group 633 (SIC 6330-6339: U.S. and foreign, fire, marine and casualty insurance). A complete list of these companies may be obtained from CRSP at the University of Chicago Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637; (773) 702-7467. CRSP reweights the indices daily, using the market capitalization on the previous trading day.

                           SUMMARY COMPENSATION TABLE

         This table indicates, for the last three fiscal years, cash and other compensation paid to the Named Executive Officers.

---------------------------------- ---------- ------------------------------- ---------------------------------- ------------------
      Name and Principal              Year                 Annual                          Long-Term                  All Other
         Position as of                                 Compensation                     Compensation               Compensation
        December 31, 2000                                                           Awards           Payouts
                                              ------------------------------- ------------------- --------------
                                                  Salary           Bonus          Securities        Long-Term
                                                                               Underlying Stock     Incentive
                                                                                   Options           Payouts
                                                                                (# of shares)
---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------
        Walter R. Bateman            2000       $499,200          $145,492          37,648          $194,731            $38,681
      Chairman, President &          1999       $482,300          $128,267          37,648          $192,752            $28,938
     Chief Executive Officer         1998       $414,600          $123,748          32,736          $227,159            $24,876


---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------

         Mark R. Cummins             2000       $272,300          $ 73,030          14,038          $ 61,664            $20,720
    Executive Vice President,        1999       $263,100          $ 53,145          14,038          $ 61,019            $22,776
         Chief Investment            1998       $239,338          $ 51,326          14,038          $ 71,897            $14,360
       Officer & Treasurer

---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------

        Bruce C. Bassman             2000       $232,000          $ 42,424          14,038              0               $16,466
    Executive Vice President,        1999       $112,500          $ 53,146           5,000              0               $ 6,750
      Corporate Development          1998             0               0                0                0                  0

---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------

          M. Lee Patkus              2000       $225,000          $ 40,985          14,038              0               $45,424
    Executive Vice President,        1999       $ 25,962          $ 62,300           8,000              0                  0
        Field Operations             1998             0               0                0                0

---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------

         Bruce J. Magee              2000       $211,900          $ 30,879          12,205          $ 47,909            $14,567
     Senior Vice President &         1999       $204,700          $ 36,949          12,205          $ 47,626            $12,282
     Chief Financial Officer         1998       $183,600          $ 35,678          10,614          $ 54,340            $11,016

---------------------------------- ---------- ---------------- -------------- ------------------- -------------- ------------------

     Cash bonuses under the Senior Management Incentive Compensation Plan for services rendered in fiscal years 2000, 1999 and 1998, have been listed in the year earned, although actually paid in the following year. Cash bonuses under the Long Term Incentive Plan for services rendered in fiscal years 1995-1998, 1996-1999 and 1997-2000 have been listed in 1998, 1999 and 2000 respectively, although, again, paid in the subsequent year.

     The terms of stock options granted in fiscal years 1998, 1999 and 2000 are described in the Report of the Compensation and Personnel Development Committee beginning on page 14.

     Executive officers are eligible to participate in the tax-qualified Extra Compensation Plan (a 401(k) plan) and a Nonqualified Excess Match Program. This Nonqualified Excess Match Program pays a match at the same rate as made under the Extra Compensation Plan on the amount of base salary in excess of the annual limitation on compensation imposed by the Internal Revenue Code and, commencing in 2000, on annual incentive plan payments. This match can either be 25%, 50%, 75% or 100% dependent upon whether net income as a percentage of premium earned meets or exceeds specific limits set forth in the Extra Compensation Plan. The amount shown under "all other compensation" in the Summary Compensation Table reflects contribution to the Extra Compensation Plan (a) for 2000 of $10,200 on behalf of each of the Named Executive Officers to match the 2000 pre-tax elected deferred contributions made by each to the Extra Compensation Plan; (b) for 1999, of $9,600 on behalf of each of the Named Executive Officers to match 1999 pre-tax elected deferral contributions made by each to the Extra Compensation Plan, except for Mr. Bassman who received $6,750 and Mr. Patkus who received no match in contribution for that year; and (c) for 1998, of $9,600 on behalf of each of the Named Executive Officers to match 1998 pre-tax elected deferral contributions made by each to the Extra Compensation Plan, except for Mr. Bassman and Mr. Patkus who received no matching contribution for those years. The remainder of each amount is the allocation for each Named Executive Officer under the Nonqualified Excess Match Program, except that in 2000, Mr. Patkus also received $29,465 in relocation expenses.

Severance Arrangements

         Beginning in 1999, the Company has entered into agreements with the Named Executive Officers that provide for compensation to be paid to the Named Executive Officers in the event of both a change in control of Harleysville Group or its parent Harleysville Mutual and a substantial change in status of such Named Executive Officer. Changes in status include diminution of responsibilities, reduction in pay, failure to continue comparable incentive plans, change of place of employment or termination of employment, if they occur within three years of change in control and are not for cause, e.g., the Named Executive Officer's failure to perform his or her duties or willful conduct that injures the Company. The compensation to be paid to the CEO is 2.99 times, and the compensation to be paid to the other Named Executive Officers is 2 times, the sum of annual base salary and the average annual incentive target awards over the past three years, plus the prorated long term incentive plan targets for all plans in which the Named Executive Officer participates, and the value of any stock options which may not legally be exercised at time of change of control. The compensation may be paid in a lump sum or periodically at the election of the Named Executive Officer. A Named Executive Officer may also receive funds to pay any resulting excise tax payable and will receive comparable welfare benefit plans for three years.

                              OPTION GRANTS IN 2000

         This table shows the number and value of stock options granted to the Named Executive Officers in 2000.

-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------

             Name                  Number of       % of Total       Exercise Price       Expiration            Grant Date
                                   Securities        Options          Per Share             Date             Present Value
                                   Underlying      Granted to
                                    Options       Employees in
                                    Granted        Fiscal Year
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------
Walter R. Bateman                    37,648            9%              $16.3125            5/17/10              $180,710
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------

Mark R. Cummins                      14,038            3%              $16.3125            5/17/10              $ 67,382
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------

Bruce C. Bassman                     14,038            3%              $16.3125            5/17/10              $ 67,382
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------

M. Lee Patkus                        14,038            3%              $16.3125            5/17/10              $ 67,382
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------

Bruce J. Magee                       12,205            3%              $16.3125            5/17/10              $ 58,584
-------------------------------- --------------- ---------------- ------------------- ------------------ -----------------------


         In calendar year 2000, Harleysville Group granted a total of 417,861 options representing the right to purchase 417,861 shares of common stock to 120 officers and key employees under the Equity Incentive Plan.

         The Grant Date Present Value was determined using the Black-Scholes option pricing model. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Harleysville Group's estimate of future stock price growth. Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group's common stock, which will be determined by future events and unknown factors.

         For a description of the stock option program, please see page 17.

                       OPTION EXERCISES & YEAR-END VALUES

      This table shows the number and value of stock options exercised in 2000 and the value of unexercised options as of the end of 2000 for the Named Executive Officers. Year-end value is calculated using the difference between the option exercise price and $29.25 (year-end stock price) multiplied by the number of shares underlying the option.

-------------------------- -------------- ------------ ------------------------------------ ------------------------------------

          Name                No. of         Value              No. of Securities                  Value of Unexercised
                              Shares       Realized                Underlying                          In-the-Money
                            Acquired on                       Unexercised Options at                Options at Year-End
                             Exercise                            Fiscal Year-End
                                                       ------------------------------------ ------------------------------------

                                                         Exercisable       Unexercisable      Exercisable      Unexercisable
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------
Walter R. Bateman            12,200        $128,100        165,328            56,472          $2,063,159          $688,252
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------

Mark R. Cummins                 0              0            80,755            21,057          $1,012,863          $282,515
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------

Bruce C. Bassman                0              0             2,500            16,538             $24,063          $205,679
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------

M. Lee Patkus                   0              0             4,000            18,038             $50,252          $231,869
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------

Bruce J. Magee                2,100         $29,962         61,815            18,308            $819,016          $216,639
-------------------------- -------------- ------------ ----------------- ------------------ ---------------- -------------------

                            LONG TERM INCENTIVE PLAN
               PERFORMANCE OPPORTUNITY AWARDS IN LAST FISCAL YEAR

     The table shows the potential target payouts under the Plan for a three-year performance period commencing in 2000. Four-year performance periods under the Plan were completed in 1998, 1999 and 2000 and actual payments for those performance periods are shown in the Summary Compensation Table on page 20 for those years.

------------------------------ -------------------------- ------------------ ------------------

             Name                  Performance Period           Target        Target Cash as a
                                                           Number of Shares      Percent of
                                                                               Salary in 2000
------------------------------ -------------------------- ------------------ ------------------
Walter R. Bateman                       3 years                54,297               45
------------------------------- ------------------------- ------------------ ------------------

Mark R. Cummins                         3 years                 5,733               35
------------------------------- ------------------------- ------------------ ------------------

Bruce C. Bassman                        3 years                 4,903               35
------------------------------- ------------------------- ------------------ ------------------

M. Lee Pakus                            3 years                 4,737               35
------------------------------- ------------------------- ------------------ ------------------

Bruce J. Magee                          3 years                 3,718               35
------------------------------- ------------------------- ------------------ ------------------

For a description of the current long term incentive compensation plan, please see page 16.

                                  PENSION PLANS

         These tables show estimated annual benefits payable upon retirement to the Named Executive Officers under the qualified Pension Plan in conjunction with a non-qualified Supplemental Pension Plan.

         Pension Plan Table I shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Bateman and Mr. Magee, who were first employed prior to January 1, 1989.

                                     TABLE I

------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    Average 5         10 Years        15 Years        20 Years        25 Years        30 Years        35 Years
      Year
Base Salary plus
Annual Incentive
   @ 12/31/00
------------------ --------------- --------------- --------------- --------------- --------------- ---------------
    $600,000          $109,061        $163,591        $218,122        $272,652        $272,652        $272,652
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $550,000          $ 99,686        $149,529        $199,372        $249,215        $249,215        $249,215
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $500,000          $ 90,311        $135,466        $180,622        $225,777        $225,777        $225,777
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $450,000          $ 80,936        $121,404        $161,872        $202,340        $202,340        $202,340
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $400,000          $ 71,561        $107,341        $143,122        $178,902        $178,902        $178,902
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $350,000          $ 62,186        $ 93,279        $124,372        $155,465        $155,465        $155,465
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $300,000          $ 52,811        $ 79,216        $105,622        $132,027        $132,027        $132,027
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $250,000          $ 43,436        $ 65,154        $ 86,872        $108,590        $108,590        $108,590
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $200,000          $ 34,061        $ 51,091        $ 68,122        $ 85,152        $ 85,152        $ 85,152
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $175,000          $ 29,373        $ 44,060        $ 58,747        $ 73,433        $ 73,433        $ 73,433
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

    $150,000          $ 24,686        $ 37,029        $ 49,372        $ 61,715        $ 61,715        $ 61,715
------------------ --------------- --------------- --------------- --------------- --------------- ---------------

         Pension Plan Table II shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Cummins, Mr. Bassman and Mr. Patkus who were first employed after January 1, 1989.

                                    TABLE II

----------------- --------------- --------------- --------------- --------------- -------------- ---------------

 Average 5 Year      10 Years        15 Years        20 Years        25 Years       30 Years        35 Years
  Base Salary
  Plus Annual
  Incentive @
    12/31/00
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $600,000         $ 95,745        $149,304        $204,804        $260,304       $260,304        $260,304
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $550,000         $ 87,620        $135,429        $186,304        $237,179       $237,179        $237,179
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $500,000         $ 79,495        $121,554        $167,804        $214,054       $214,054        $214,054
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $450,000         $ 71,370        $107,679        $149,304        $190,929       $190,929        $190,929
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $400,000         $ 63,245        $ 94,868        $130,804        $167,804       $167,804        $167,804
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $350,000         $ 55,120        $ 82,680        $112,304        $144,679       $144,679        $144,679
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $300,000         $ 46,995        $ 70,493        $ 93,990        $121,554       $121,554        $121,554
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $250,000         $ 38,870        $ 58,305        $ 77,740        $ 98,429       $ 98,429        $ 98,429
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $200,000         $ 30,745        $ 46,118        $ 61,490        $ 76,863       $ 76,863        $ 76,863
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $175,000         $ 26,683        $ 40,024        $ 53,365        $ 66,706       $ 66,706        $ 66,706
----------------- --------------- --------------- --------------- --------------- -------------- ---------------
    $150,000         $ 22,620        $ 33,930        $ 45,240        $ 56,550       $ 56,550        $ 56,550
----------------- --------------- --------------- --------------- --------------- -------------- ---------------

         A pension is based on the highest five-year average of credited salary plus average annual incentive compensation. The benefits reflected in the charts assume that a Named Executive Officer receives an annual incentive compensation equal to 20% of his or her annual base salary.

         For the purposes of the Pension Plans, executive officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Bateman, 13 years; Mr. Cummins, 9 years; Mr. Bassman, 2 years; Mr. Patkus, 1 year; and Mr. Magee, 15 years.

         The retirement benefits shown in the Pension Plan Tables assume that benefits will be payable at age 65 in the form of a single life annuity, and are not subject to any deduction for Social Security or other offset amounts. For the purposes of calculating benefits under the Pension Plans, no Named Executive Officer may be credited with more than 25 years of service.

                      TRANSACTIONS WITH HARLEYSVILLE MUTUAL

         Harleysville Group was formed by Harleysville Mutual in 1979. It was a wholly-owned subsidiary of Harleysville Mutual until June 1986, when Harleysville Mutual sold shares of Harleysville Group's common stock in a public offering. Harleysville Mutual's ownership of Harleysville Group's outstanding common stock was reduced from 100% to approximately 70% at that time. In April 1992, Harleysville Mutual sold additional shares of its Harleysville Group common stock holdings, further reducing Harleysville Mutual's ownership to approximately 55%. In 2000, Harleysville Mutual completed its purchase of 1,000,000 shares of Harleysville Group stock, thereby increasing its stock ownership to approximately 57%. Harleysville Group's operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized herein, have been fair to Harleysville Group and at least as favorable to Harleysville Group as those terms that could have been negotiated with an independent third party.

         Under a lease effective January 1, 2000, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $3.4 million. Harleysville Mutual may also pay additional rent, based on a formula, for any additions, improvements or renovations. There was no additional rental payment made in 2000. Harleysville Mutual is also responsible for all operating expenses including maintenance and repairs. The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser. Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities, and the expenses of the facilities are allocated according to an intercompany allocation agreement.

         Harleysville Group provides certain management services to Harleysville Mutual and its property/casualty affiliates. Under related agreements, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. Harleysville Group received a fee of $6.6 million in 2000 for its services under these management agreements.

         Harleysville Group borrowed approximately $18.5 million from Harleysville Mutual in connection with the acquisition of Mid-America Insurance Company and New York Casualty Insurance Company in 1991. It was a demand loan with a stated maturity in March 1998. In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus .65%, which was a commercially reasonable market rate in 1998.

         Harleysville Group's property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986, and Harleysville Group's pool participants are not liable for losses occurring prior to January 1, 1986. Harleysville Group's participation in 2000 was 72%. The pooling agreement may be amended or terminated by agreement of the parties. Information describing the pool arrangement is contained in Harleysville Group's 2000 Annual Report to Stockholders.

         The property/casualty insurance subsidiaries of Harleysville Group entered into a reinsurance agreement with Harleysville Mutual, effective January 1, 1997, whereby Harleysville Mutual reinsures the property/casualty insurance company subsidiaries of Harleysville Group on a post-pooled basis for property losses as a result of catastrophes, excluding earthquakes and hurricanes, incurred in a quarter. Harleysville Mutual in turn pays to the subsidiaries in the event of covered catastrophes 100% of the subsidiaries' accumulated net loss in a quarter in excess of their retention (or deductible), which for 2000 was their pooling percentage times $5 million, up to a maximum net loss equaling $20 million times the subsidiaries' total pooling percentages. The premium paid by the subsidiaries of Harleysville Group to Harleysville Mutual in 2000 was $6.8 million. Further information about the reinsurance agreement is contained in Harleysville Group's 2000 Annual Report to Stockholders.


                         SECTION 16 REPORTING COMPLIANCE

         Harleysville Group believes that for 2000 its officers, directors and 10% shareholders complied with the requirements of Section 16 of the Securities Exchange Act of 1934 based on a review of forms filed, or written notice that no annual forms were required.

                                   Appendix A
                                   ----------

                             HARLEYSVILLE GROUP INC.

                             AUDIT COMMITTEE CHARTER
                               Adopted August 1999
                                Revised May 2000


         Establishment

         The Board of Directors of Harleysville Group Inc. has established an Audit Committee pursuant to Article V, Section 4 of its By-Laws and the requirements of Insurance Holding Company System Acts of the various states in which the Harleysville Insurance Companies are domiciled.

         Membership

         The Audit Committee of the Company shall consist of three or more directors who are independent of the management of the Companies, and otherwise have no business directly or indirectly with the Companies that could influence their judgment or interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Their members shall not be officers or employees of the Companies and shall meet the definition of independent director as established by the NASDAQ Stock Market. They must be able to read and understand fundamental financial statements including a company's balance sheet, income statements and cash flow statements. One member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

         Function

         The purpose of the Audit Committee is to assist the Board of Directors in its role as the representative of the shareholders by having oversight over corporate accounting policies, reporting practices and quality and integrity of the financial reports of the Companies, and by reviewing the financial information that is provided to shareholders, potential shareholders, policyholders, regulatory authorities and others.

         Responsibilities

         The primary responsibility of the Audit Committee is to provide free and open communication between the directors, independent auditors, internal auditors and the Company's financial management. It shall perform all the duties as set forth herein or as directed by the Board of Directors. The policies and procedures of the Committee must be flexible in order to react effectively to changing conditions and to assure the directors, shareholders and policyholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

o Review and recommend to the directors the independent auditors to be selected to (1) audit the financial statements of Harleysville Group Inc., the Companies and its subsidiaries, and (2) review the quarterly Form 10-Q and annual Form 10-K before their filing with the SEC.

o Obtain annually from the independent auditors a statement regarding their independence and evaluate such statement.

o Require the independent auditors to discuss the matters required to be discussed by Statements of Accounting Standards No. 61 and 71 for both annual and interim financial statements.

o Establish that the Board of Directors through the Audit Committee are the clients of the independent auditors; and in such role the auditors are ultimately accountable to the Board of Directors and the Audit Committee who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

o Meet with the independent auditors and financial management of the Companies to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At its conclusion, review such audit findings along with the independent auditors' management letter and the Companies' response, with the purpose of identifying ways to improve financial systems and reporting procedures.

o Review with the independent auditors, the Companies' internal auditor, and the financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit recommendation for the improvement of internal control procedures or particular areas where additional detailed controls or procedures are desirable. Particular emphasis will be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further the Committee periodically will review company policy statements to determine their adherence to the Companies' Code of Conduct.

o Review the internal audit function of the Companies including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

o Receive a summary of findings from completed internal audits and a progress report of the proposed internal audit plan, with explanations for any deviations from the original plan.

o Review the financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any changes in accounting principles should be reviewed.

o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Companies' financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and other experts for this purpose if in its judgment that is appropriate.

o Submit the minutes of all meetings of the Audit Committee to the Board of Directors.

o Annually review and assess the adequacy of the Audit Committee Charter and recommend changes to it as necessary.

HARLEYSVILLE



                                      PROXY
                             HARLEYSVILLE GROUP INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Roger A. Brown, Bruce
J. Magee, and Catherine B. Strauss, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Harleysville Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 355 Maple Avenue, Harleysville, Pennsylvania, on April 25, 2001, at 10:00 A.M., local time, and at any adjournment thereof, as follows:


         (Continued, and to be marked, dated and signed on reverse side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE





                                    MAP HERE

         This proxy when properly signed will be voted as specified. If a choice is not specified, the proxy will be voted FOR the election of directors.


1. ELECTION OF CLASS A DIRECTORS

  FOR       WITHHOLD     (INSTRUCTION:  to withhold authority to vote for any
all the    AUTHORITY     individual nominee, strike a line through the
nominees   to vote for   nominee's name below.)
 listed.  the nominees
            listed.      Lowell R. Beck   Robert D. Buzzell  Joseph E. McMenamin

 [   ]       [   ]

 A vote FOR is recommended by the Board of Directors.


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

         [             [Name & Address]          ]



         [                                       ]


Signature__________________________Signature_______________________ Date_______
This proxy should be dated, signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE


HARLEYSVILLE

                                 ANNUAL MEETING
                                       OF
                      HARLEYSVILLE GROUP INC. STOCKHOLDERS

                            Wednesday, April 25, 2001
                                   10:00 A.M.
                                 355 Maple Ave.
                             Harleysville, PA 19438



                             YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE


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